UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant        ☒

Filed by a Party other than the Registrant      *

Check the appropriate box:

*             Preliminary Proxy Statement

*            Confidential, For Use of the Commission Only (as permitted by Rule 14-a(6)(e)(2))

☒             Definitive Proxy Statement

*            Definitive Additional Materials

*            Soliciting Material Pursuant to § 240.14a-12

TOR Minerals International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒            No fee required

*           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

*            Fee paid previously with preliminary materials:

*          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:

(4)     Date Finished

TOR MINERALS INTERNATIONAL, INC.
722 BURLESON STREET
CORPUS CHRISTI, TEXAS 78402

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held February 18, 2010

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of TOR MINERALS INTERNATIONAL, INC., a Delaware corporation (the "Company"), will be held on February 18, 2010, at 9:00 a.m. local time, to be held at 722 Burleson Street, Corpus Christi, Texas 78402, to consider and vote upon the following matters:

1.   The approval of a proposed amendment to the Company's Certificate of Incorporation, which would effect a 1-for-5 reverse stock split of the Company's issued and outstanding common stock, and in connection therewith, would reduce the number of authorized shares of common stock by the same ratio.

2.   The consideration of such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Stockholders of record at the close of business on January 22, 2010, are entitled to notice of and to vote at the meeting.  Each stockholder is entitled to one vote per share.

You are cordially invited to attend the meeting in person.  However, to ensure your representation at the meeting, we urge you to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose as provided on the proxy.  You may attend the meeting and vote in person even if you have returned a proxy.

By order of the Board of Directors

BARBARA RUSSELL

Secretary

January 29, 2010

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROVIDED ON THE PROXY.

TOR MINERALS INTERNATIONAL, INC.
722 BURLESON STREET
CORPUS CHRISTI, TEXAS 78402

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
FEBRUARY 18, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of TOR Minerals International, Inc. ("we," "us," the "Company" or "TOR Minerals"), for use at the Special Meeting of Stockholders to be held February 18, 2010 at 9:00 a.m. local time, or at any postponement or adjournment thereof (the "Special Meeting"), for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders.  The Special Meeting will be held at 722 Burleson Street, Corpus Christi, Texas 78402.

These proxy solicitation materials are expected to be first mailed on or prior to January 29, 2010, to all stockholders entitled to vote at the Special Meeting.

RECORD DATE AND SHARE OWNERSHIP

Stockholders of record at the close of business on January 22, 2010 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting.  On the Record Date, 9,453,492 shares of our common stock were outstanding.

REVOCABILITY OF PROXIES

You may revoke your proxy at any time before the Special Meeting by delivering to the Secretary of the Company prior to the Special Meeting a written notice of revocation or a duly executed proxy bearing a later date.  You may also revoke your proxy by attending the Special Meeting and voting in person.  If you only attend the Special Meeting but do not vote, your proxy will not be revoked.

VOTING AND SOLICITATION

Each stockholder is entitled to one vote for each share held as of the Record Date.  If your shares are held in "street name" and you wish to vote at the Special Meeting, you must obtain a proxy form from the institution that holds your shares.

We will pay the cost of soliciting proxies.  We expect to reimburse banks, brokerage firms and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of their shares.  Certain of our directors, officers and employees may solicit proxies, without additional compensation, personally or by telephone or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections appointed for the meeting, who will determine whether or not a quorum is present.

The required quorum for the transaction of business at the Special Meeting is a majority of the shares of stock of the Company issued and outstanding and entitled to vote thereat, present in person or represented by proxy.  Shares voted "FOR" or "AGAINST" a matter will be treated as being present at the meeting for purposes of establishing a quorum and will also be treated as shares voted at the Special Meeting.  Abstentions and broker non-votes will also be treated as being present for purposes of determining the presence of a quorum.  A "broker non-vote" will occur when a broker holding shares for a beneficial owner votes at the meeting but does not vote on a particular proposal because the broker does not have discretionary voting authority for the proposal and has not received instructions from the beneficial owner (customer-directed abstentions are not broker non-votes).

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon is required to approve the proposal relating to the amendment of the Certificate of Incorporation to effect a reverse stock split.  Because the vote is based on the total number of shares outstanding rather than the votes cast at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors.  The Board recommends you vote:

•         FOR the approval of the proposed amendment to the Company's Certificate of Incorporation to effect a reverse stock split, as described in this proxy statement.

If any other matter properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 18, 2010.

This proxy statement is available to you at www.torminerals.com

PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

The Company's Board of Directors has adopted a resolution approving and recommending to the Company's stockholders for their approval an amendment to the Company's Certificate of Incorporation which would effect a 1-for-5 reverse stock split of its issued and outstanding common stock, and in connection therewith, would reduce its authorized shares of common stock by the same ratio from 30 million to 6 million shares.  The Board of Directors' primary purpose in proposing the reverse stock split is to raise the per share trading price of the Company's common stock to better enable the Company to maintain the listing of its common stock on the NASDAQ Capital Market.

If it is approved by the stockholders, the reverse stock split, including the reduction in the number of shares of authorized common stock, will be accomplished by the filing of an amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware.  The Board of Directors reserves the right to abandon the reverse stock split or to delay the reverse stock split for up to six months after the Special Meeting if it determines that it is in the best interests of the Company and the stockholders to do so.  See "Board of Directors Discretion."

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately before the reverse stock split.

Directors and entities affiliated with members of our Board of Directors holding in excess of a majority of shares of our common stock have expressed that they intend to vote in favor of the reverse stock split.  If these directors and entities vote as they have expressed is their intention to vote, the reverse stock split will receive the requisite stockholder approval and will be approved.

The form of the proposed amendment to the Certificate of Incorporation to accomplish the reverse stock split is attached to this proxy statement as Appendix A.  The following discussion is qualified in its entirety by the full text of the proposed amendment to the Certificate of Incorporation, which is hereby incorporated by reference.

Purposes of the Reverse Stock Split

NASDAQ Listing.  The Board of Directors' primary objective in proposing the reverse stock split is to raise the per share trading price of the Company's common stock to better enable the Company to maintain the listing of its common stock on NASDAQ.  The Company's common stock is currently listed on the NASDAQ Capital Market.  On September 15, 2009, the Company received notice from the NASDAQ Stock Market stating that for thirty (30) consecutive business days, the bid price of the Company's common stock had closed below the minimum $1.00 per share requirement for continued inclusion on NASDAQ under Marketplace Rule 5550(a)(2).  The bid price of the Company's common stock has remained below the minimum $1.00 per share since September 15, 2009.

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days from September 15, 2009 to regain compliance.  Under applicable NASDAQ rules, in order to regain compliance with the $1.00 minimum bid price requirement and maintain the Company's listing on NASDAQ, the $1.00 bid price must be maintained for a minimum of ten (10) consecutive business days.  However, under NASDAQ rules, NASDAQ may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten (10) consecutive business days, but generally not more than twenty (20) consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance with the minimum bid price requirement.  If the Company does not regain compliance with the minimum bid price rule by March 15, 2010, NASDAQ will provide notice to the Company that the common stock will be delisted from NASDAQ.  If the Company receives such a letter, the Company will have an opportunity to appeal the determination to a NASDAQ Hearing Panel.

The reverse stock split is intended to raise the bid price of the common stock to satisfy the $1.00 minimum bid price requirement.  However, there can be no assurance that the reverse stock split, if implemented, will have the desired effect of sufficiently raising the common stock price.  The effect of a reverse stock split upon the market price of the common stock cannot be predicted with any certainty.  The market price of the common stock may vary based on other factors that are unrelated to the number of shares outstanding, including the Company's future performance.  The Company also cannot assure you that the common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of the common stock remains in excess of $1.00.  If a delisting from NASDAQ were to occur, the Company may seek to have the common stock traded on the OTC Bulletin Board or in the "pink sheets." These alternative markets are generally considered to be less efficient and liquid than the NASDAQ Capital Market, where the Company's shares are now listed.

Even if the closing bid price of the common stock satisfies the minimum closing bid price rule prior to the Special Meeting, the Company may still effect the reverse stock split if stockholders approve this proposal and the Board of Directors determines that effecting the reverse stock split would be in the best interests of the Company and its stockholders.

Investor Interest.  The Company believes that an increased stock price could enhance the appeal of its common stock to the financial community, including institutional investors, and the general investing public.  Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Some of these policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make the handling of lower-priced stocks unattractive to brokers from an economic standpoint.  The Company believes that the anticipated higher market price resulting from a reverse stock split would better enable institutional investors and brokerage firms with such policies and practices to invest in our common stock.  There can be no assurance that this will be the case, however.

Capital Formation and Ability to Use Form S-3.  The Company believes that the failure to effect the reverse stock split could impede any future efforts by the Company to raise capital.  The Company may need to raise additional capital from time to time and may elect to do so through the issuance of equity securities, as it has previously done.  If our shares are delisted from the NASDAQ Capital Market, we may find it more difficult to raise capital, even if the shares trade on the OTC Bulletin Board or pink sheets.  Further, if the Company's common stock is delisted from NASDAQ, the Company will be ineligible to use Securities and Exchange Commission ("SEC") Form S-3 to register additional shares of common stock either for issuance by the Company in certain circumstances or for resale by others.  This will make it more difficult and more expensive for us to register any additional securities, which may adversely affect our ability to raise additional funds.

Anticipated Effects of Reverse Stock Split

Effect on the Market Price of the Common Stock.  Although the Company expects that the reverse stock split will result in an increase in the market price of the common stock, the reverse stock split may not increase the market price of the common stock in proportion to the reduction in the number of shares of common stock outstanding or result in a permanent increase in the market price.  For example, based on the closing price of the common stock on January 13, 2010 of $0.52 per share, if the stockholders approve, and the Board of Directors implements, the reverse stock split, there can be no assurance that the post-split market price of the common stock would be $2.60 (5 times this current price) per share or greater.  The market price is dependent upon many factors, including the Company's performance, prospects and other factors detailed from time to time in the Company's reports filed with the SEC.  If the reverse stock split is accomplished and the market price of the common stock declines, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of a reverse stock split.  In many cases, the market price of a company's shares declines after a reverse stock split.

Effect on the Market for the Common Stock.  If the Company is able to maintain the listing of its common stock on NASDAQ, the Company would not suffer the potential loss of liquidity resulting from delisting.  Although the Company believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that the share price will satisfy the investing guidelines of institutional investors or investment funds.  In addition, the reduced number of outstanding shares of common stock resulting from the reverse stock split could adversely affect the liquidity of the Company's common stock.  As a result, the trading liquidity of the common stock may be adversely affected by the reverse stock split.

Effect on Authorized and Outstanding Shares.  Currently, we are authorized to issue up to a total of 30,000,000 shares of common stock, of which 9,453,492 shares were outstanding as of January 22, 2010.  Immediately following the effectiveness of the proposed amendment to the Company's Certificate of Incorporation, the total authorized number of shares of common stock will be reduced to 6,000,000 shares. The reverse split will not affect the par value of the common stock.

The following table contains approximate information relating to the common stock under the proposed 1-for-5 reverse stock split ratio, without giving effect to any adjustments for fractional shares of common stock, as of January 22, 2010:

Common Stock	Pre-Reverse Split	Post 1-for-5 Reverse Split
Authorized	30,000,000	6,000,000
Outstanding	9,453,492	1,890,698
Reserved for future issuance pursuant to 2000 Incentive Plan	1,250,000	250,000

Currently, the Company is authorized to issue up to a total of 5,000,000 shares of preferred stock, of which 200,000 shares of Series A preferred stock are issued and outstanding.  The 200,000 outstanding shares of Series A preferred stock are convertible into 2.7777 shares of common stock for an aggregate of 555,556 shares of common stock issuable upon conversion of Series A preferred Stock at a per share conversion price of $1.80.  In accordance with the Certificate of Designation, as amended, by reason of the reverse stock split, the number of shares into which the Series A preferred stock is convertible shall be proportionately adjusted based on the 1-for-5 reverse stock split ratio.  As a result, if the reverse stock split is approved and becomes effective as intended and expected each share of Series A preferred stock will become convertible into approximately 0.56 shares of common stock, for an aggregate of 111,111 shares of common stock issuable upon the conversion of Series A preferred stock.  The proposed amendment to the Company's Certificate of Incorporation will not impact the total number of outstanding shares of Series A preferred stock or the total authorized number of shares of preferred stock.

Effect on Outstanding Stock Awards; Stock Plans.  The reverse stock split, when implemented, will affect outstanding stock awards and options to purchase the Company's common stock.  The Company's 2000 Incentive Plan (the "Plan") includes provisions for appropriate adjustments to the number of shares of common stock covered by the Plan and to stock options and other grants of stock-based awards under the Plan, as well as the per share exercise price.  If stockholders approve the reverse stock split, an outstanding stock option to purchase five shares of common stock would thereafter evidence the right to purchase one share of common stock consistent with the reverse stock split ratio, and the exercise price per share would be a corresponding multiple of the previous exercise price.  For example, a pre-split option for 500 shares of common stock with an exercise price of $0.50 per share would be converted post-split into an option to purchase 100 shares of common stock with an exercise price of $2.50 per share.  Further, the number of shares of common stock reserved for issuance under the plans will be reduced by the same ratio.

Effect on Existing Stockholders.  The number of shares of common stock held by each stockholder will be reduced as a result of the reverse stock split.  For example, a stockholder holding 5,000 shares of common stock before the reverse stock split would hold 1,000 shares of common stock immediately after the reverse stock split.  The Company will not issue fractional shares of common stock.  Where a stockholder would have been entitled to a fractional share, the Company will round up fractional shares to the nearest whole share. Each stockholder's proportionate ownership of outstanding shares of common stock would remain the same, except for minor differences resulting from the rounding up of fractional shares.  A reverse stock split may leave certain stockholders with one or more "odd lots," which are stock holdings in amounts of fewer than 100 shares of common stock.  These odd lots may be more difficult to sell than shares of common stock in even multiples of 100.  Stockholders selling odd lots created by the reverse stock split may incur increased brokerage commissions in selling such shares.

Effect on the Company.  The Company expects its business and operations to continue as they are currently being conducted and the reverse stock split is not anticipated to have any effect upon the conduct of such business.  The Company expects to incur expenses of approximately $15,000 to effect the reverse stock split.

Effect on Registration under the Securities Exchange Act of 1934.  The Company's common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 ("Exchange Act"), and the Company is subject to the periodic reporting and other requirements of the Exchange Act.  The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act.  If the proposed reverse stock split is implemented, the Company currently expects that the common stock will continue to be traded on the NASDAQ Capital Market under the symbol "TORM", provided that the Company meets the continued listing requirements (although NASDAQ would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Accounting Effects.  Net earnings/loss per share and book value per share will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding.  Appropriate adjustments will be made to the stockholders equity account on the Company's balance sheet to reflect the decrease in issued and outstanding shares.

Exchange of Certificates

Stockholders holding shares of common stock in certificate form will be sent a transmittal letter by the transfer agent after the effectiveness of the reverse stock split.  The letter of transmittal will contain instructions on how a stockholder should surrender its, his or her certificate(s) representing shares of common stock ("Old Certificates") to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock ("New Certificates").  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates for New Certificates registered in the same name.

Upon surrendering all Old Certificates together with a properly completed and executed letter of transmittal, stockholders will receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the reverse stock split.  Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to represent the number of whole shares of post-reverse stock split Common stock to which these stockholders are entitled.

If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legend that is on the back of the Old Certificate.  Any stockholder whose Old Certificate has been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the transfer agent (and, for beneficial owners, by their brokers or banks that hold in "street name" for their benefit, as the case may be) to give effect to the reverse stock split.

Upon the reverse stock split, the Company intends to treat shares of common stock held by stockholders in "street name," that is, through a bank, broker or other nominee, in the same manner as stockholders whose shares of common stock are registered in their names.  Banks, brokers or other nominees will be asked to effect the reverse stock split for their beneficial holders holding the common stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split.  If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, the stockholder is encouraged to contact the stockholder's bank, broker or other nominee.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only.  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder.  For example, foreign, state and local tax consequences are not discussed below.  The summary does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  Accordingly, notwithstanding anything to the contrary, each stockholder should consult his, her or its tax advisor to determine the particular tax consequences to him, her or it of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.  The following summary assumes that shares of common stock are held as "capital assets" within the meaning of the Internal Revenue Code of 1986, as amended.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes.  The adjusted basis of the new shares of common stock will be the same as the adjusted basis of old shares of common stock exchanged for such new shares of common stock.  The holding period of the new, post-split shares of common stock resulting from implementation of the reverse stock split will include the stockholder's respective holding period for the pre-split shares of common stock exchanged for the new shares of common stock.

Board of Directors Discretion

Although the Board of Directors requests stockholder approval of the proposed amendment to the Certificate of Incorporation, the Board reserves the authority to decide, in its discretion, to abandon or delay the reverse stock split after such vote and before the effectiveness of the reverse stock split.  For example, the Board may decide in its discretion to abandon or delay the reverse stock split if the Company is in compliance with the NASDAQ Capital Market continued listing requirements at the time of the Special Meeting.  If the Board fails to effect the reverse stock split within six months after the Special Meeting, stockholder approval again would be required prior to implementing any subsequent reverse stock split.

No Dissenters' Rights

The holders of shares of common stock will have no dissenters' rights of appraisal under Delaware law, the Certificate of Incorporation or the Bylaws with respect to the proposed amendment to the Certificate of Incorporation to accomplish the reverse stock split.

Approval Required

The affirmative vote of a majority of the shares of common stock of the Company entitled to vote thereon is required to approve the proposed amendment to the Company's Certificate of Incorporation to accomplish a reverse stock split of the Company's common stock.  The effect of an abstention or broker non-vote is the same as that of a vote against the proposal.

The Board of Directors recommends that the stockholders vote FOR approval of the amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company's common stock as of January 22, 2010, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the named executive officers, and (iv) all directors and executive officers of the Company as a group.  Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.  Unless otherwise noted, the address of each person listed below is 722 Burleson Street, Corpus Christi, Texas 78402.

	Shares of Common Stock Beneficially Owned (1)			Shares of Series A Convertible Preferred Stock Beneficially Owned
Beneficial Owner	Total Number		Percent	Total Number	Percent
5% Stockholders (excluding executive officers and/or directors)
Paulson Ranch, Ltd 3 Ocean Park Drive Corpus Christi, TX 78404	4,004,632	(2)	34.0%
The D and CH Trust c/o Hartman & Associates, Inc. 10711 Burnett Road, Suite 330 Austin, TX 78758	2,023,400	(3)	19.0%
The Douglas MacDonald Hartman Family Irrevocable Trust c/o Hartman & Associates, Inc. 10711 Burnett Road, Suite 330 Austin, TX 78758	2,023,400	(4)	19.0%
Mark A. Graber 56 Oakwell Farms Parkway San Antonio, TX 78218	2,697,468	(5)	23.8%
Dr. Tan Chin Yong No. 25A, 1st Floor, Medan Ipoh 1A 31400 Ipoh, Perak, Malaysia	494,728	(6)	5.2%
Executive Officers and Directors (7)
Julie Buckley	82,500	(8)	*
David A. Hartman	2,023,400	(3)	19.0%
Douglas M. Hartman	2,023,400	(4)	19.0%
Olaf Karasch	223,500	(9)	2.3%
Lee Hee Chew	115,000	(10)	1.2%
Thomas W. Pauken	298,217	(11)	3.1%	5,000	2.5%
Bernard A. Paulson	4,004,632	(2)	34.0%
Steven E. Paulson	5,000	(12)	*
Barbara Russell	27,300	(13)	*
Mark J. Schomp	197,100	(14)	2.1%
Tan Chin Yong	494,728	(15)	5.2%
All directors and four executive officers as a group (11) persons	9,494,777	(16)	64.3%	5,000	2.5%

 *    Indicates ownership of less than 1% of our Common Stock.

(1)           Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)           Paulson Ranch Management, L.L.C., a Texas limited liability company, is the general partner of Paulson Ranch Ltd. The members of Paulson Ranch Management, L.L.C. are Bernard A. Paulson, Chairman of our Board, and his wife. The principal business of Paulson Ranch Management Ltd. is investment in securities. Paulson Ranch, Ltd. disclaims beneficial ownership of the 85,800 shares held directly by Mr. and Mrs. Paulson.  Mr. Paulson has sole voting power of over the aggregate 4,004,632 shares, which consists of (A) 1,152,032 shares held for the account of Paulson Ranch, Ltd., (B) 943,400 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of Paulson Ranch Ltd., (C) 85,800 shares held for Mr. and Mrs. Paulson's account, (D) 30,000 shares issuable upon exercise of options that are exercisable at or within sixty days of January 22, 2010, held for Mr. Paulson's account, (E) 1,368,400 shares issuable upon exercise of warrants that are exercisable at or within sixty days of January 22, 2010.

(3)           David A. Hartman, a member of our board of directors, is Co-Trustee of The D and CH Trust. The number of shares listed consists of (A) 825,000 shares held for the account of The D and CH Trust, (B) 471,700 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The D and CH Trust, (C) 696,700 shares issuable upon exercise of warrants held for the account of The D and CH Trust which are exercisable at or within sixty days of January 22, 2010, and (D) 30,000 shares issuable upon exercise of options that are exercisable at or within sixty days of January 22, 2010, held for David A. Hartman's account.  Claudette Hartman, Mr. Hartman's wife, is Co-Trustee of, and shares voting power over the shares held by, The D and CH Trust.

(4)           Douglas MacDonald Hartman, a member of our board of directors, is Trustee for The Douglas MacDonald Hartman Family Irrevocable Trust.   The number of shares listed consists of (A) 825,000 shares held for The Douglas MacDonald Hartman Family Irrevocable Trust account, (B) 471,700 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The Douglas MacDonald Family Irrevocable Trust, (C) 696,700 shares issuable upon exercise of warrants held for the account of The Douglas MacDonald Hartman Family Irrevocable Trust account which are exercisable at or within sixty days of January 22, 2010, and (D) 30,000 shares issuable upon exercise of options that are subject to stock options exercisable at or within sixty days of January 22, 2010, held for Douglas MacDonald Hartman's account.  Douglas MacDonald Hartman has sole voting power over the shares held by The Douglas MacDonald Hartman Family Irrevocable Trust.

(5)           According to information provided to the Company, the shares listed includes (A) 10,000 shares owned by Mrs. Yolanda Graber, Mr. Graber's wife and on whose behalf Mr. Graber has voting control, (B) 385,360 shares owned by X-L Investments, a Texas general partnership in which Mr. Graber is a partner and has voting control, (C) 66,195 shares owned by Four Star Investments, a Texas general partnership over which Mr. Graber has voting control, (D) 352,533 shares owned by Mr. Graber (E) 471,700 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 issued to X-L Investments, (F) 283,020 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 issued to Five Star Investments, a Texas general partnership over which Mr. Graber has voting control, (G) 283,020 shares issuable upon exercise of warrants issued to Five Star Investments  which are exercisable at or within sixty days of January 22, 2010, (H) 721,170 shares issuable upon exercise of warrants issued to X-L Investments  which are exercisable at or within sixty days of January 22, 2010, and (I) 125,000 shares issuable upon exercise of warrants issued to Mr. Graber which are exercisable at or within sixty days of January 22, 2010.

(6)           Dr. Tan Chin Yong, a member of our board of directors, has sole voting and investment power of the 494,728 shares, which consists of (A) 414,728 shares held directly by Dr. Tan, (B) 50,000 shares issuable upon exercise of warrants that are exercisable at or within sixty days of January 22, 2010, and (C) 30,000 shares issuable upon exercise of options that are subject to stock options exercisable at or within sixty days of January 22, 2010.

(7)           Unless otherwise indicated, each person has sole voting and investment power over the shares indicated and their address is 722 Burleson Street, Corpus Christi, Texas 78402.

(8)           Consists of (A) 80,000 shares held by the Estate of John Buckley, of which Mrs. Buckley has voting power as executor and (B) 2,500 shares issuable upon exercise of options that are exercisable at or within sixty days of January 22, 2010, held for Julie Buckley's account.

(9)           Consists of 223,500 shares issuable upon exercise of options that are exercisable at or within sixty days of January 22, 2010.

(10)        Consists of options to acquire 115,000 shares that are subject to stock options that are exercisable at or within sixty days of January 22, 2010.

(11)        Consists of (A) 32,500 shares issuable upon exercise of options that are exercisable at or within sixty days of January 22, 2010; (B) 84,817 shares held by Mr. Pauken; (C) 7,200 shares held by Mr. Pauken's spouse, of which Mr. Pauken disclaims beneficial ownership; (D) 13,300 shares held by TWP Inc. PSP of which Mr. Pauken is Trustee and has sole voting and investment power; (E) 21,500 shares held by TWP Inc., of which Mr. Pauken is president and has sole voting power; (F) 25,000 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held by Mr. Pauken; (G) 25,000 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held by Mr. Pauken's spouse, of which Mr. Pauken disclaims beneficial ownership; (H) 25,000 shares issuable upon exercise of warrants exercisable at or within sixty days of  January 22, 2010 held by Mr. Pauken; (I) 25,000 shares issuable upon exercise of warrants exercisable at or within sixty days of January 22, 2010 held by Mr. Pauken's spouse, and (J) 13,900 shares held by TWP Inc. PSP issuable upon conversion of 5,000 shares of Series A Convertible Preferred Stock, or 2.777 shares of Common Stock for each share of Series A Convertible Preferred Stock, which can be converted at any time at our option, and of which  Mr. Pauken disclaims beneficial ownership.

(12)        Consists of 5,000 shares issuable upon exercise of options that are exercisable at or within sixty days of January 22, 2010.  Mr. Steven Paulson has a 12.8% ownership interest Paulson Ranch, Ltd, however, Mr. Steven Paulson disclaims all beneficial ownership of the shares held by Paulson Ranch, Ltd., as Paulson Ranch, L.L.C, the general partner of Paulson Ranch, Ltd. possesses sole voting and dispositive power with respect to these shares.

(13)        Consists of options to acquire 27,300 shares that are subject to stock options that are exercisable at or within sixty days of January 22, 2010.

(14)        Consists of (A) 4,000 shares owned by Mr. Schomp's associates of which Mr. Schomp disclaims beneficial ownership; (B) 38,100 shares owned by Mr. Schomp; and (C) 155,000 shares issuable upon exercise of options that are exercisable at or within sixty days of January 22, 2010.

(15)        Consists of (A) 414,728 shares held by Dr. Tan; (B) 50,000 shares issuable upon exercise of warrants that are exercisable at or within sixty days of January 22, 2010, and (C) 30,000 shares issuable upon exercise of options that are exercisable at or within sixty days of January 22, 2010.

(16)        Includes 3,567,600 shares which the directors and named executive officers as a group have the right to acquire pursuant to stock options and warrants at or within sixty days of January 22, 2010, and 1,936,800 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 and 13,900 shares issuable upon conversion of Series A Convertible Preferred Stock.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to various rules promulgated by the SEC, a stockholder that desired to include a proposal in our Company's proxy statement and form of proxy card for our 2010 Annual Meeting of our stockholders was required to timely submit such proposal in accordance with SEC Rule 14a-8 to our Company, addressed to Corporate Secretary, 722 Burleson Street, Corpus Christi, Texas 78402 on or prior to December 9, 2009.   Any stockholder proposal that was not submitted for inclusion in our proxy statement by that date but is instead sought to be presented at the 2010 Annual Meeting must be delivered to or mailed and received by the Secretary at our principal executive office no later than May 26, 2010.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Special Meeting.  If any other matters properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

The Board of Directors

January 29, 2010

APPENDIX A

PROPOSED AMENDMENT TO

CERTIFICATE OF INCORPORATION

TOR MINERALS INTERNATIONAL, INC.

RESOLVED, that the Certificate of Incorporation of the Company shall be amended as follows:

The first paragraph of the Fourth Article is hereby amended to read in its entirety as follows:

"The total number of shares of stock that the Corporation shall have authority to issue is Eleven Million (11,000,000), consisting of Six Million (6,000,000) shares of Common Stock of the par value of Twenty-Five Cents ($.25) per share and Five Million (5,000,000) shares of Preferred Stock of the par value of One Cent ($.01) per share."

The following is hereby added at the end of Article IV:

"Reverse Stock Split

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and reclassified into a smaller number of shares such that each five shares of issued Common Stock immediately prior to the Effective Time are reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued. The Company will round up fractional shares to the nearest whole share.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified."

1

TOR MINERALS INTERNATIONAL, INC.

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of TOR MINERALS INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints BERNARD PAULSON and OLAF KARASCH, or either of them, the true and lawful attorney-in-fact for the undersigned, with full powers of substitution, and hereby authorizes each of them, acting individually or together, to represent and to vote, as designated below, the Common Stock of the Company held of record by the undersigned on January 22, 2010, at the special meeting of stockholders of our Company to be held at 722 Burleson Street, Corpus Christi, Texas 78402, at 9:00 a.m. local time, February 18, 2010 and at any adjournment(s) thereof in the transaction of the following business:

1.       APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Board has authorized, subject to the approval of the stockholders, an amendment to the Company's Certificate of Incorporation, which is summarized in the Proxy Statement.  A copy of the proposed amendment is attached as Appendix A to the Proxy Statement.

FOR	AGAINST	ABSTAIN

VOTE REQUIRED AND RECOMMENDATIONS

Approval of the amendment requires the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 1 REGARDING AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please sign exactly as name appears on your stock certificate(s). When joint tenants hold shares or tenants in common, both should sign below. When signing as attorney, executor, administrator, receiver, trustee or guardian, please so specify below. When signing as a corporation, please sign in full corporate name and have signed by the president or other duly authorized officer(s). If a partnership, please have signed in the partnership name by the authorized person(s).

Date	Signature	Signature if held jointly
PLEASE MARK, SIGN, DATE, RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.